Form S-8	Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Richardson Electronics, Ltd.:

We consent to the use of our report dated August 6, 2004, with respect to the consolidated balance sheet of Richardson Electronics Ltd. and subsidiaries as of May 29, 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the year ended May 29, 2004, included in the Company’s annual report on Form 10-K for the year ended May 29, 2004, incorporated herein by reference.

Our report on the consolidated financial statements refers to a change in accounting from the last-in, first-out method to the first-in, first-out method of valuing inventories as of June 1, 2003.

/S/ KPMG LLP

Chicago, Illinois

October 26, 2004